Exhibit (k)(1)

Execution Version

MASTER ADMINISTRATION AND ACCOUNTING AGREEMENT

This Administration and Accounting Agreement (“Agreement”) dated and effective as of [ ], 202[ ], is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and between EACH ENTITY SET FORTH ON SCHEDULE A HERETO, (each such entity and each additional entity made subject to this Agreement in accordance the terms hereof shall hereinafter be referred to as a/the “Company” and collectively, as the “Companies”).

WHEREAS, each Morgan Stanley entity identified on Schedule A to this Agreement (as the same may be amended from time to time) is a closed-end management investment company and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Company has retained the Administrator to furnish certain administrative services to the Company; and

WHEREAS, each Company desires to retain the Administrator to furnish certain administrative and accounting services to the Company, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF ADMINISTRATOR

The Company hereby appoints the Administrator to act as administrator with respect to each Company for purposes of providing certain administrative and accounting services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

In the event that there is any investment company in addition to those listed on Schedule A hereto with respect to which the Company desires to have the Administrator render services as administrator under the terms hereof, it shall so notify the Administrator in writing. Upon written acceptance by the Administrator, such investment company shall become a Company hereunder (and Schedule A hereto shall be amended accordingly) and shall become subject to the provisions of this Agreement to the same extent as the existing Companies, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Company in writing by the Company and the Administrator at the time of the addition of such Company.

2.	DELIVERY OF DOCUMENTS

The Company will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any, with respect to each Company:

Information Classification: Limited Access

a.	Such Company’s governing documents (the “Governing Documents”);

b.

The Company’s currently effective Registration Statement, including the prospectus (the “Prospectus”) and Statement of Additional Information (“SAI”), and all amendments and supplements thereto as in effect from time to time;

c.

Copies of the resolutions of the board of trustees or other governing body of the Company (the “Board”) certified by the Company’s Secretary authorizing (1) the Company to enter into this Agreement and (2) certain individuals on behalf of the Company to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	[Reserved]; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Company that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it; and

g.

The Administrator has complied and will continue to comply with all laws, rules and regulations having application to its business, properties and assets, the violation of which could materially adversely affect the Administrator’s performance of its obligations under this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Administrator that:

a.	It is duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its Governing Documents to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Company’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it;

f.	It is an investment company properly registered with the SEC under the 1940 Act; and

g.

A Registration Statement has been filed by the Company. Such registration statement under the 1940 Act will remain in effect during the term of this Agreement. Such registration statement under the 1933 Act will become effective prior to the initial public offering of the Company’s shares. Following the date of effectiveness of the initial registration statement of the Company under the 1933 Act, a registration statement under the 1933 Act will be effective during the term of this Agreement. The Company also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Company offers or sells its shares have been made or shall be made before the Company offers or sells its shares.

5.	ADMINISTRATION AND ACCOUNTING SERVICES

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Company and, in each case where appropriate, the review and comment by the Company’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Company and the Administrator.

The Administrator shall perform such other services for the Company that are mutually agreed to by the parties from time to time, for which the Company will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

The Administrator shall use commercially reasonable efforts to provide the Company with such reports as the Company may reasonably require to fulfill its duties under Rule 38a-1 of the 1940 Act or similar legal and regulatory requirements.

6.	COMPENSATION OF ADMINISTRATOR; EXPENSE REIMBURSEMENT; COMPANY EXPENSES

The Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Company and the Administrator.

The Company agrees promptly to reimburse the Administrator’s reasonable expenses for any equipment and supplies specially ordered by or for the Company through the Administrator (provided that any material expenditure in this respect shall be consented to by the Company prior to its incurrence) and for any other reasonable expenses not contemplated by this Agreement that the Administrator may incur in the normal course of business on behalf of the Company, in each case at the Company’s written request, or with the Company’s written consent, upon the presentation of proper documentation.

The Company acknowledges and agrees that the Company will bear all expenses that are incurred in the operation of the Company and not specifically assumed by the Administrator. For the avoidance of doubt, Company expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Company directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Company; costs of Preparation, printing, distribution and mailing, as applicable, of the Company’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Company’s tax returns, Form N-2, Form N-CSR, Form N-PORT, Form N-PX and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Company’s net asset value.

7.	INSTRUCTIONS AND ADVICE

At any time, the Administrator may apply to any officer of the Company or his or her designee for instructions or the independent accountants for the Company, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall be entitled to rely on and may act upon advice of reputable external counsel (who may, with prior approval of the Company, be counsel for the Company) on any matters, and shall be without liability for any action reasonably taken or omitted in good faith in accordance with such advice.

The Administrator shall not be liable, and shall be indemnified by the Company, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Company or the applicable Company. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

In carrying out the provisions of this Agreement, the Administrator shall at all times act (i) with reasonable care and in good faith, (ii) without negligence, fraud, willful misconduct, willful omission or bad faith, and (iii) with the level of skill and care which would be expected from a reasonably skilled and experienced professional provider of services similar to the services provided under this Agreement (the “Standard of Care”). The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Company insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Company by entities other than the Administrator prior to the Administrator’s appointment as administrator with respect to the Company. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless and to the extent the Administrator fails to exercise the Standard of Care. Neither party shall be liable to the other for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services performed under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Company. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the

Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2024 shall be the date of this Agreement through December 31, 2024, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2025 and terminating on December 31, 2025 shall be the date of this Agreement through December 31, 2024, calculated on an annualized basis.

Neither party shall be responsible or liable for any failure to perform or delay in performance of its obligations under this Agreement arising out of or caused by circumstances beyond its reasonable control, including without limitation, acts of God, war, terrorism, emergency conditions, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Company shall indemnify and hold the Administrator and its directors, officers, and employees harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Company or upon reasonable reliance on information or records given or made by the Company or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own failure to meet the Standard of Care.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, including its officers, directors, employees, agents, or service providers (“Representatives”), solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The Receiving Party’s Representatives shall be bound by obligations of confidentiality reasonably comparable and similarly protective to those set out in this Agreement, and Receiving Party shall assume full responsibility for any failure by any such Representatives to comply with such obligations. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

Upon the termination or expiration of this Agreement, upon the Disclosing Party’s written request and where practicable, the Receiving Party will return to the Disclosing Party all copies of the Disclosing Party’s confidential information, or applicable portion(s) thereof, already in the Receiving Party’s possession or within its control. Alternatively, with the Disclosing Party’s prior written consent, the Receiving Party may destroy such confidential information, or applicable portion(s) thereof, using means to protect against unauthorized access to or use of the information, including, where appropriate, burning, shredding, or pulverizing such information, or by taking such other means as to assure that such information may not be recoverable following its disposal. In such case, an officer of the Receiving Party will certify in writing to the Disclosing Party that all such confidential information has been so destroyed. Notwithstanding the foregoing, the Receiving Party may retain copies of such confidential information as may be required by the Receiving Party’s legal department, as required by applicable law, or, to the extent such copies are electronically stored in accordance with the Receiving Party’s retention or back-up policies or procedures (including, without limitation, those regarding electronic communication), so long as such confidential information is kept confidential as required under this Agreement.

10.	USE OF DATA

(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Company and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Company and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)	Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement and the Administrator shall be responsible for any use or disclosure of the Company’s confidential information in breach of this Agreement by such persons as though the Administrator had used or disclosed such confidential information itself.

11. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Company acknowledges that the Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to each respectively. The Administrator assumes full responsibility for complying with all laws applicable to it in connection with its performance of the services under this Agreement.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records that it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of the Agreement by the Company or otherwise on written request. The Administrator further agrees that all records that it maintains for the Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records of a Company may be surrendered in either written or machine-readable form, at the option of the Administrator. In the event that the Administrator is requested or authorized by the Company, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Company by state or federal regulatory agencies, to produce the records of the Company or the Administrator’s personnel as witnesses or deponents, the Company agrees to pay the Administrator for the Administrator’s time and expenses, as well as the fees and expenses of the Administrator’s counsel incurred in such production.

12.	SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Company from time to time, have no authority to act or represent the Company in any way or otherwise be deemed an agent of the Company.

13.	EFFECTIVE PERIOD AND TERMINATION

13.1 TERM AND TERMINATION. This Agreement shall remain in full force and effect for an initial term ending two years from the date hereof (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall continue in full force and effect until terminated by either the Company or Administrator by giving at least sixty (60) days written notice to the other party.

13.2 TERMINATION FOR CAUSE. During the Initial Term and thereafter, either party may terminate this Agreement in the event of: (i) the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.

13.3 PAYMENTS OWING TO THE ADMINISTRATOR. Upon termination of this Agreement pursuant to Section 13.1 or 13.2, the Company shall pay the Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements. In addition, in the event that during the Initial Term, the Company’s termination of this Agreement with respect to a Company either (i) is for any reason other than as set forth in Section 13.2, or (ii) results from a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder with respect to the Company (or its respective successor), the Company shall pay the Administrator its compensation due through the end of the Initial Term (based upon the average monthly compensation previously earned by the Administrator with respect to such Company) and shall reimburse the Administrator for its costs, expenses and disbursements.

Upon receipt of such payment and reimbursement, the Administrator will deliver the Company’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Company and distribution of the Company’s assets as a result of the Board’s determination to liquidate the Company, (b) a merger of the Company into, or the consolidation of the Company with, another entity, or (c) the sale by the Company of all, or substantially all, of the Company’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to the Company (or its successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Company shall in no way affect the rights and duties under this Agreement with respect to the Company.

14.	DELEGATION

The Administrator shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement other than services required by applicable law to be performed by the Administrator without the consent or approval of the Company. The Administrator shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate so employed as if the Administrator had provided such services and committed such acts and omissions itself. The Administrator shall be responsible for the compensation of its Delegates.

15.	NOTICES

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Company:

NORTH HAVEN PRIVATE ASSETS FUND

100 Front Street, Suite 700

West Conshohocken, PA 19428

Attention: Anmol Darooka

Telephone No.:

If to the Administrator:

STATE STREET BANK AND TRUST COMPANY

1 Congress Street

Boston, MA 02114-2016

Attention: Tara Stevens

Telephone:

with a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

1 Congress Street

Boston, MA 02114-2016

Attention: Senior Vice President and Senior Managing Counsel

16.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

17.	Assignment

This Agreement may not be assigned by (a) the Company without the written consent of the Administrator or (b) the Administrator without the written consent of the Company, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Administrator.

18.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Company and the Administrator and their respective successors and permitted assigns.

19.	DATA PROTECTION

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Company’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

20. ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

21.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

22.	SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

23.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

24.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

25.	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

26.	ADDITIONAL COMPANIES

If any entity and/or investment company in addition to those listed on Schedule A desires the Administrator to render administrative and accounting services under the terms of this Agreement, the company shall so notify the Administrator in writing. If the Administrator agrees in writing to provide the services, the company shall become a Company hereunder and be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth in Section 4 above.

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Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

NORTH HAVEN PRIVATE ASSETS FUND

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

ADMINISTRATION AGREEMENT

SCHEDULE A

1.	North Haven Private Assets Fund

State Street: Select Classification Level

A-1

ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	[Reserved];

III.	Fund Administration Legal Services as described in Schedule B3 attached hereto;

IV.	Post-Trade Investment Compliance Testing Services in Schedule B4 attached hereto;

V.	Fund Administration CFTC Services in Schedule B5 attached hereto;

VI.	Form N-PORT Related Services as described in Schedule B6 attached hereto; and

VII.	Accounting Services as described in Schedule B7 attached hereto.

State Street: Select Classification Level

SCHEDULE B1

Fund Administration Treasury Services

a.	Coordinate the audit of the Company’s financial statements by the Company’s independent accountants, including the preparation of supporting audit work papers and other schedules;

b.

Prepare for the review by designated officer(s) of the Company, the Company’s financial information for financial reports (e.g., financial statements, schedules and notes) required to be included in and filed with the SEC as part of or in connection with such Company’s Registration Statement, annual reports on, annual and semi-annual shareholder reports, and other reports and forms of filings as may be mutually agreed upon;

c.

Prepare for the review by designated officer(s) of the Company, annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a quarterly basis, arrange for payment of the expenses of such Company, review calculations of fees paid to such Company’s investment adviser, and obtain authorization of accrual changes and expense payments.

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State Street: Select Classification Level

B2-1

SCHEDULE B2

[Reserved]

SCHEDULE B3

Fund Administration Legal Services

a.	Prepare for filing with the SEC the following documents: Schedule TO, Form N-CSR, Form N-PX, and Form 40-17G;

b.

Prepare for filing with the SEC annual proxy statements, draft shareholder meeting scripts, attend shareholder meeting, draft shareholder meeting minutes, and provide consultation on proxy solicitation matters;

c.	Maintain general Board calendars and tender offer and regulatory filings calendars;

d.	Assist in developing guidelines and procedures to improve overall compliance by the Company;

e.	Assist the Company in the handling of routine regulatory examinations of the Company and work closely with the Company’s legal counsel in response to any non-routine regulatory matters;

f.

Maintain awareness of significant emerging regulatory and legislative developments that may affect the Company, update the investment adviser of the Company on those developments and provide related planning assistance where requested or appropriate; and

g.

Prepare and maintain Board compliance materials, including the minutes of each Board and committee meetings, the agenda and resolutions for Board and committee meetings, coordinate and distribute Board and committee materials, attend Board and committee meetings, make presentations to the Board and committee(s) where appropriate or upon reasonable request, and prepare minutes of Board and committee meetings.

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State Street: Select Classification Level

B3-1

SCHEDULE B4

Post-Trade Investment Compliance Testing Services

The Administrator shall:

a.

Provide daily testing of the Company with respect to compliance with the requirements of the 1940 Act and limitations for the Company contained in the Registration Statement for the Company as may be mutually agreed upon, including, Prospectus, Statement of Additional Information (SAI), and/or Investment Manager Guideline(s).

b.	Provide quarterly testing of the Company with respect to compliance with requirements of the Internal Revenue Code’s mandatory qualification requirements (Sub Chapter M and/or L).

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State Street: Select Classification Level

B4-1

SCHEDULE B5

Fund Administration CFTC Services

Subject to the authorization and direction of the Company, State Street will provide the CFTC Services set forth on Schedule B4 (the “CFTC Services”) to assist the Company and/or its affiliates in complying with applicable CFTC compliance testing and reporting requirements.

Limitation of Responsibilities. With regard to the CFTC Services, the Administrator’s responsibilities are limited to the provision of the CFTC Services described in Schedule B5. These responsibilities do not include: (i) determination of the Company’s status as a Commodity Pool Operator (a “CPO”), (ii) the determination of the Company’s eligibility for an exclusion from classification as a CPO, or (iii) the completion and filing of the Form CPO-PQR. Where the Company uses the CFTC Services to comply with any law, representation, agreement or other obligation, State Street makes no representation that any such services complies with such law, representation, agreement, or other obligation, and State Street has no obligation of compliance with respect thereto. The Company should contact its legal counsel for specific guidance on compliance with the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). Unless the Company currently subscribes to fund administration legal services with the Administrator, the CFTC Services do not include assisting the Company with preparation of annual enhanced prospectus disclosures. Assistance with the registration of an entity as a CPO is not included as a CFTC Service.

Responsibilities of the Company. The Company is responsible for providing authorization and direction to the Administrator with respect to the CFTC Services. The Company is responsible for arranging, in each case where appropriate, for the review and comment by Company’s independent accountants and legal counsel of CFTC financial information, reports and any filings prepared by the Administrator. In addition, the Company is solely responsible for determining Company’s status as a CPO, and/or Company’s eligibility for an exclusion from classification as a CPO.

The Company shall be responsible for accurately and timely supplying the Administrator with complete financial, organizational and other information, and/or arranging for the provision of such information from third parties, as may be required in order for the Administrator to provide the CFTC Services, and any information requested by the Administrator in connection with the foregoing. The Administrator is authorized and instructed to rely upon the information it receives from the Company or any third party (including, without limitation, the Company’s third party administrator(s), custodian(s), prime broker(s), and other service providers to the Company) authorized by the Company to provide such information to the Administrator and on any instructions received from the Company. The Company and any third party from which the Administrator shall receive or obtain certain records, reports and other data included in the CFTC Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof, and the Administrator shall be entitled to rely on such records, reports and other data as provided to the Administrator by the Company or any third party, and any instructions provided to the Administrator by the Company, and shall have no responsibility for making any interpretive determinations with respect thereto. The Administrator has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information, or instructions, and shall be without liability for any loss or damage suffered by the Company as a result of the Administrator’s reliance on and utilization of such information or instructions believed by it to be genuine and to have been properly issued by or on behalf of the Company or such third party. The Administrator shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Company or any third party to provide it with the information required.

CFTC financial reporting, compliance testing and exclusion filing services

Subject to the authorization and direction of the Company and, in each case where appropriate, the review and comment by Company’s independent accountants and legal counsel, and in accordance with procedures that may be established from time to time between the Company and the Administrator, the Administrator will:

i.	Perform monthly testing for compliance with the CFTC initial margin test and the CFTC net notional test; and

ii.

As applicable, prepare the Company’s initial and annual Rule 4.5 notice of exclusion from classification as a CPO under the Commodity Exchange Act and file such initial and annual notice with the National Futures Association.

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SCHEDULE B6

Fund Administration Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services”)

(a)	Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•

Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Company (including from any third parties with whom the Company will need to coordinate in order to produce such data, documentation, and information), the Administrator will use required data, documentation, assumptions, information and assistance from the Company, the Administrator’s internal systems and, in the case of Subsidiaries not administered by the Administrator or its affiliates, third party Company administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Company and (ii) annual updates of Form N-CEN for review and approval by the Company.

•	The Company acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•

Following review and final approval by the Company of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Company, the Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and (ii) electronically submit such filing to the SEC.

(b)	Quarterly Portfolio of Investments Services:

•

Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, the Administrator will use such Required Data from the Company, the Administrator’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of the Company’s first and third fiscal quarter-ends.

•

Following review and final approval by the Company of each such draft Portfolio of Investments, and at the direction of and on behalf of each Company, the Administrator will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

(c)	[Reserved]

Company Duties, Representations and Covenants in Connection with (i) Form N-PORT and Form N-CEN Support Services, and (ii) Quarterly Portfolio of Investments Services.

The provision of the Services to the Company by the Administrator is subject to the following terms and conditions:

1.	The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Company or its affiliates or any pooled vehicle, security or other investment or portfolio regarding which the Company or its affiliates provide services or is otherwise associated (“Company Entities”) that is generated or aggregated by the Administrator or its affiliates in connection with services performed on the Company’s behalf or otherwise prepared by the Administrator (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). The Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Company shall be as provided in such respective other agreements between the Administrator or its affiliates and the Company relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Company Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Administrator’s or its affiliates’ obligations to the Company under the Other Company Agreements.

In connection with the provision of the Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services by the Administrator, the Company acknowledges and agrees that it will be responsible for providing the Administrator with any information requested by the Administrator, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to the Administrator, in formats compatible with Administrator-provided data templates including, without limitation, Required Data and the information and assumptions required by the Administrator in connection with a Company reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Administrator for such purposes from time to time, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Company), including, without limitation, arranging for the provision of data from the Company, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Administrator (or any of its affiliates) in its capacity as administrator to one or more Company, the Administrator and the Company will agree on the scope of the information to be extracted from the Administrator’s or any of its affiliate’s systems for purposes of the Administrator’s provision of Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services, subject to the discretion of the Administrator, and the Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services, hereunder; and

(B) Providing all required information and assumptions not otherwise included in Company data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Administrator to provide the Services.

The following are examples of certain types of information that each Company is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and the Company hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN:

•	SEC filing classification of the Company (i.e., small or large filer);

•	Identification of any data sourced from third parties;

•	Identification of any securities reported as Miscellaneous; and

•	Any Explanatory Notes included in N-PORT Section E.

2. The Company acknowledges that it has provided to the Administrator all material assumptions used by the Company or that are expected to be used by the Company in connection with the completion of Form N-PORT and Form N-CEN and Quarterly Portfolio of Investments Services, and that it has approved all material assumptions used by the Administrator in the provision of the Services prior to the first use of the Services. The Company will also be responsible for promptly notifying the Administrator of any changes in any such material assumptions previously notified to the Administrator by the Company or otherwise previously approved by the Company in connection with the Administrator’s provision of the Services. The Company acknowledges that the completion of Form N-PORT and Form N-CEN, Quarterly Portfolio of Investments Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;

•	Assumptions necessary in converting data extracts;

•	General operational and process assumptions used by the Administrator in performing the Services; and

•	Assumptions specific to the Company.

The Company hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Company (and/or the Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3. The Company acknowledges and agrees on the following matters:

(A) The Company has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Company has determined that the Services are suitable for its purposes. None of the Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B) The Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Administrator is not providing any customization, guidance, or recommendations. Where the Company uses Services to comply with any law, regulation, agreement, or other Company obligation, the Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Administrator has no obligation of compliance with respect thereto.

(C) The Company may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Administrator in connection with the Services and provided by the Administrator to the Company (“Materials”) (a) for the internal business purpose of the Company relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Company may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Company (each a “Permitted Person”); provided, however, (i) the Company may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Company has separate license rights with respect to the use of such Third Party Data, or (iii) the Company may not use the Services or Materials in any way to compete or enable any third party to compete with the Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Company, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Company or any Permitted Persons (collectively, including the Company, “Company Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Company has separate license rights with respect to the use of such Third Party Data). Without limitation, Company Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D) The Company shall limit the access and use of the Services and the Materials by any Company Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Company shall be responsible and liable for all acts and omissions of any Company Parties.

(E) The Services, the Materials and all confidential information of the Administrator (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Administrator. The Company has no rights or interests with respect to all or any part of the Services, the Materials or the Administrator’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Company automatically and irrevocably assigns to the Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Company Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Company.

(F) The Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

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Schedule B7

Fund Accounting Services

The Administrator shall maintain the books of account of the Company and shall perform the following duties in the manner prescribed by the Company’s Governing Documents:

a.	Record general ledger entries;

b.	Accrue/calculate monthly expenses;

c.	Calculate monthly income;

d.	Reconcile monthly activity to the trial balance;

e.	Calculate monthly net asset value (“NAV”);

f.	Maintain books and records of the Company as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

g.	Calculate fees such as but not limited to advisory fees in accordance with the applicable legal agreements;

h.

Provide such other accounting services as directed by the Company, and mutually agreed upon by the Administrator, which may be required to enable the Company to maintain its books and records in compliance with applicable law and generally accepted accounting principles;

i.	Maintain database detail of portfolio investments and record investment activity;

j.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator; and

k.

Reconcile information received from the Company’s investment adviser against financial reports as provided by underlying fund investments, including but not limited to committed capital, capital contributions, unfunded committed capital and distributions received for each underlying fund investment.

The Company shall provide timely prior notice to the Administrator of any modification in the manner in which such calculations are to be performed as prescribed in any revision to the Company’s Governing Documents. The Administrator shall not be responsible for any revisions to calculations methods unless such revisions are communicated in writing to the Administrator.

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State Street: Select Classification Level

B7-1